Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

 ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common	1,000,000,000	$0.01	$10,000,000	0.0001476	$1,476

Fees to Be Paid						—

Fees to Be Paid						0.0001476	$1,476

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts				$10,000,000

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due						$1,476

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).